EXHIBIT 99.1

ibex Appoints Karen Batungbacal to Board of Directors
Philippines outsourcing pioneer to join as an independent director; bringing significant CX expertise in Healthcare and Financial Services
WASHINGTON, January 6, 2025 — IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced the appointment of Karen Batungbacal to its Board of Directors. Batungbacal will begin her official duties as a board member on January 20, 2025.
“We are excited to welcome Karen to our Board of Directors,” said Bob Dechant, Board Member and Chief Executive Officer of ibex Limited. “As we continue to pursue our strategy to redefine customer experience (CX) with AI and further grow in key vertical markets and geographies, Karen is the ideal partner to help guide our growth as we scale efficiently. She is a pioneer in the Philippines BPO and shared services market and brings a unique skill set and expertise having co-founded the Information Technology and Business Process Association of the Philippines (IBPAP) and led customer service for several global leaders in the financial services and healthcare industries. We are privileged to have Karen join the ibex Board, and we look forward to working together.”
Batungbacal held senior leadership positions at JPMorgan Chase, UnitedHealth Group, Tenet Healthcare, QBE Insurance, ICT Group, and Citi. She also has extensive board and non-profit advisory experience, including Partner at CEO Advisor Inc.; Secretary and Governor of Management Association of the Philippines; Member of the Board of Advisors at Call Center Studio; and Senior Advisor & Co-founder, Board of Trustees of IBPAP. Batungbacal holds a master’s degree in chemical engineering from Princeton University and a bachelor’s degree in chemical engineering from the University of Notre Dame.
“I am honored to join the Board of ibex, a growing and differentiated outsourcing company at the forefront of CX innovation,” said Batungbacal. “The company’s commitment to delivering the next generation of CX for the world’s top brands aligns seamlessly with my passion for customer service. I look forward to contributing to ibex’s future innovation, growth and success.”
ibex also announced Shuja Keen’s retirement from the ibex Board, effective December 31, 2024. Keen has served on the ibex Board since 2018 and played a significant role in guiding its AI strategy. He will continue in an advisory capacity for ibex’s AI initiative, which will include the formation of an AI Advisory Committee comprised of industry thought leaders.
“Shuja has played an important role in ibex’s growth and evolution as a market disruptor poised for future growth,” said Mohammed Khaishgi, Chairman of the Board of ibex Limited. "On behalf of the Board, I would like to thank Shuja for his dedication and service to ibex and wish him continued success in his future pursuits.”

As a matter of practice, the Board of Directors regularly evaluates the composition of the board and considers how they can maintain the appropriate mix of skills, qualifications and diversity of backgrounds to best oversee the business and long-term strategy of the company. Following these changes, ibex’s Board of Directors will be composed of eight directors, five of whom are independent.
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Media Contact:
Dan Burris
daniel.burris@ibex.co